UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 14, 2005

Genuine Parts Company
__________________________________________
(Exact name of registrant as specified in its charter)

Georgia	001-05690	58-0254510
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2999 Circle 75 Pkwy, Atlanta, Georgia		30339
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	770.953.1700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01. Other Events.

On March 14, 2005, the Compensation, Nominating and Governance Committee (the "Committee") of the Board of Directors of Genuine Parts Company approved the following pertaining to the retirement of Mr. Larry L. Prince.

Stock options were previously granted by the Company to Mr. Prince, which were designed to vest as to no more than $100,000 worth of stock per year, in order to attain incentive stock option treatment under the Internal Revenue Code. The Committee approved accelerating the exercisability of Mr. Prince’s incentive stock options, with his consent, thereby forfeiting the tax benefit of incentive stock option treatment. The options were also amended to provide Mr. Prince a period of twelve months from the date of his retirement in which to exercise the options.

The Committee approved that upon retirement as an executive officer on March 31, 2005, Mr. Prince will be provided with the following post-retirement benefits for life: (i) an office and general secretarial support within the principal offices of the Company, (ii) continued coverage for Mr. and Mrs. Prince under the Company’s medical and dental benefit plans, and (iii) the use by Mr. Prince of the Company aircraft for any Company-related business purposes. The Company will reimburse Mr. Prince for any income tax liability incurred by him with respect to these post retirement benefits, but not with respect to any fees or other compensation he will receive as a non-employee director of the Company following his retirement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genuine Parts Company

March 14, 2005	By:	Jerry W. Nix

Name: Jerry W. Nix
Title: Executive Vice President Finance